News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2023 Second Quarter Results

ST. LOUIS, Sept. 6, 2023—Core & Main Inc. (NYSE: CNM), a leader in advancing reliable infrastructure with local service, nationwide, today announced financial results for the second quarter ended July 30, 2023.

Fiscal 2023 Second Quarter Highlights (Compared with Fiscal 2022 Second Quarter)

•Net sales were flat at $1,861 million, but up 43% from the second quarter of fiscal 2021

•Gross profit margin sustained at 26.9%

•Net income decreased 9.9% to $164 million

•Adjusted EBITDA (Non-GAAP) decreased 2.5% to $270 million

•Adjusted EBITDA margin (Non-GAAP) decreased 40 basis points to 14.5%

•Net cash provided by operating activities was robust at $282 million compared with net cash used in operating activities of $23 million in the prior year

•Executed a $141 million share repurchase, reducing diluted shares outstanding by 5 million

•Closed two acquisitions during the quarter: Foster Supply and Dangelo Co.

•Net Debt Leverage (Non-GAAP) was 1.7x despite our investments in growth and share repurchases throughout the fiscal year

•Narrowing expectation for fiscal 2023 Adjusted EBITDA to be in the range of $850 to $880 million

"Core & Main delivered another quarter of solid results as we maintain our focus on driving operational excellence across the business," said Steve LeClair, chief executive officer of Core & Main.

"Sales of $1.9 billion for the quarter were equal to last years' record high and up 43% from the second quarter of fiscal 2021. We delivered strong Adjusted EBITDA margins of 14.5% through our disciplined pricing and gross margin execution. Prices have sustained through the first half of the year, in part due to the non-discretionary nature of demand in our industry, coupled with the fact that most of our products are either highly specified or made specific for our sector. Gross margins exceeded our expectations yet again as we execute on our gross margin initiatives and continue to benefit from our prior inventory investments. Our timing of inventory investments and subsequent optimization has positioned us well in very dynamic markets."

"We expanded our network and operating capabilities during the quarter after adding ten new locations from the Foster Supply and Dangelo Co. acquisitions. Both of these businesses offer expansion into new geographies, access to new product lines and the addition of key talent, while aligning with our strategy of advancing reliable infrastructure. We have generated robust operating cash flow through the first half of the year, providing ample capacity to reinvest in the business and return capital to shareholders. To that end, we executed a $141 million share repurchase from our majority shareholder during the second quarter, reducing diluted share count by 5 million shares. This marks our second share repurchase transaction this year, having deployed over $470 million of capital and retiring 20 million shares. Overall, I am very proud of our teams, who continue to work collaboratively on our strategic initiatives, displaying resilience and strong execution to provide our customers local knowledge, local experience and local service nationwide."

cont.

Three Months Ended July 30, 2023

Net sales for the three months ended July 30, 2023 and the three months ended July 31, 2022 was $1,861 million in each period. Net sales grew due to acquisitions and higher selling prices offset by a reduction in volume from comparably lower residential lot development. Net sales declines for pipes, valves & fittings were due to lower end-market volume partially offset by higher selling prices and acquisitions. Net sales growth for storm drainage benefited from higher selling prices and acquisitions. Net sales for fire protection products declined due to lower selling prices and volume on steel pipe. Net sales of meter products benefited from higher selling prices, higher volumes due to an increasing adoption of smart meter technology by municipalities and acquisitions.

Gross profit for the three months ended July 30, 2023 and the three months ended July 31, 2022 was $501 million in each period. Gross profit as a percentage of net sales for the three months ended July 30, 2023 and for the three months ended July 31, 2022 was 26.9%. The overall gross profit as a percentage of net sales experienced favorable impacts from the execution of our gross margin initiatives offset by larger prior year benefits from strategic inventory investments during an inflationary environment.

Selling, general and administrative (“SG&A”) expenses for the three months ended July 30, 2023 increased $8 million, or 3.5%, to $238 million compared with $230 million during the three months ended July 31, 2022. The increase was primarily attributable to an increase in facility and other distribution costs related to inflation and acquisitions. SG&A expenses as a percentage of net sales was 12.8% for the three months ended July 30, 2023 compared with 12.4% for the three months ended July 31, 2022. The increase was attributable to inflationary cost impacts.

Net income for the three months ended July 30, 2023 decreased $18 million, or 9.9%, to $164 million compared with $182 million for the three months ended July 31, 2022. The decrease in net income was primarily attributable to higher SG&A, interest expense and income taxes.

The Class A common stock basic earnings per share for the three months ended July 30, 2023 decreased 4.3% to $0.66 compared with $0.69 for the three months ended July 31, 2022. The Class A common stock diluted earnings per share for the three months ended July 30, 2023 decreased 1.5% to $0.66 compared with $0.67 for the three months ended July 31, 2022. The decrease in basic and diluted earnings per share was attributable to a decline in net income partially offset by lower share counts following the share repurchase transaction made during the period.

Adjusted EBITDA for the three months ended July 30, 2023 decreased $7 million, or 2.5%, to $270 million compared with $277 million for the three months ended July 31, 2022. The decrease in Adjusted EBITDA was primarily attributable to higher SG&A expenses. Adjusted EBITDA margin decreased 40 basis points to 14.5% from 14.9% in the prior year period.

Six Months Ended July 30, 2023

Net sales for the six months ended July 30, 2023 decreased $24 million, or 0.7%, to $3,435 million compared with $3,459 million for the six months ended July 31, 2022. The decrease in net sales was primarily attributable to a reduction in volume from comparably lower residential lot development and more typical seasonality compared with the prior year partially offset by higher selling prices and acquisitions. Net sales declines for pipes, valves & fittings were due to lower end-market volume partially offset by higher selling prices and acquisitions. Net sales growth for storm drainage benefited from higher selling prices and acquisitions. Net sales for fire protection products declined due to lower selling prices and volume on steel pipe. Net sales of meter products benefited from higher selling prices, higher volumes due to an increasing adoption of smart meter technology by municipalities and acquisitions.

Gross profit for the six months ended July 30, 2023 increased $18 million, or 2.0%, to $940 million compared with $922 million for the six months ended July 31, 2022. Gross profit increased, despite a net sales decline, due to an increase in gross profit as a percentage of net sales. Gross profit as a percentage of net sales for the six months ended July 30, 2023 was 27.4% compared with 26.7% for the six months ended July 31, 2022. The overall increase in gross profit as a percentage of net sales was primarily attributable to the execution of our gross margin initiatives partially offset by larger prior year benefits from strategic inventory investments during an inflationary environment.

SG&A expenses for the six months ended July 30, 2023 increased $25 million, or 5.7%, to $461 million compared with $436 million during the six months ended July 31, 2022. The increase was primarily attributable to an increase of $10 million in personnel expenses along with higher facility and other distribution costs related to inflation and acquisitions. SG&A expenses as a percentage of net sales was 13.4% for the six months ended July 30, 2023 compared with 12.6% for the six months ended July 31, 2022. The increase was primarily attributable to inflationary cost impacts.

Net income for the six months ended July 30, 2023 decreased $22 million, or 6.9%, to $297 million compared with $319 million for the six months ended July 31, 2022. The decrease in net income was primarily attributable to higher SG&A and interest expense partially offset by higher gross profit.
Core & Main Fiscal 2023 Second Quarter Earnings

The Class A common stock basic earnings per share for the six months ended July 30, 2023 decreased 3.3% to $1.16 compared with $1.20 for the six months ended July 31, 2022. The Class A common stock diluted earnings per share for the six months ended July 30, 2023 decreased 1.7% to $1.15 compared with $1.17 for the six months ended July 31, 2022. The decrease in basic earnings per share was attributable to a decline in net income and higher Class A share counts from exchanges of partnership interests of our subsidiary, Core & Main Holdings, L.P. Diluted earnings per share decreased due to a decline in net income partially offset by lower share counts following the share repurchase transactions made during the period.

Adjusted EBITDA for the six months ended July 30, 2023 decreased $6 million, or 1.2%, to $490 million compared with $496 million for the six months ended July 31, 2022. The decrease in Adjusted EBITDA was primarily attributable to higher SG&A expenses partially offset by higher gross profit. Adjusted EBITDA margin was flat at 14.3% compared with the six months ended July 31, 2022.

Liquidity and Capital Resources

Net cash provided by operating activities for the three months ended July 30, 2023 was $282 million compared with net cash used in operating activities of $23 million for the three months ended July 31, 2022. The $305 million improvement in operating cash flow was primarily driven by a reduction in inventory due to more predictable product lead times in fiscal 2023 partially offset by an increase in interest payments.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of July 30, 2023 was $1,565 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 1.7x, an improvement of 0.2x from July 31, 2022. The improvement was attributable to an increase in Adjusted EBITDA and lower borrowings under our Senior ABL Credit Facility.

As of July 30, 2023, we had $115 million in outstanding borrowings on our Senior ABL Credit Facility, which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of July 30, 2023, after giving effect to approximately $12 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,123 million under the Senior ABL Credit Facility, subject to borrowing base availability. Our short term debt obligations of $15 million are related to quarterly amortization principal payments on the Senior Term Loan Facility.

Fiscal 2023 Outlook

"We are narrowing our annual outlook based on results to date and now expect net sales to be in the range of $6.6 to $6.8 billion," LeClair continued. "Pricing and margins are sustaining against improving supply chains, but we are beginning to see pockets of softness for new non-residential project starts in select markets. We are narrowing our expectation for Adjusted EBITDA to be in the range of $850 to $880 million due to our strong gross margin performance in the second quarter. We are also raising our expectation for operating cash flow conversion to be in the range of 90% to 110% of Adjusted EBITDA as a result of our accelerated inventory optimization efforts. As always, our focus will continue to be on the areas within our control, including customer service, technical expertise and operating efficiency. We will continue to deploy capital on initiatives we expect will result in accelerated growth, including executing on our M&A pipeline and delivering on our organic growth initiatives."

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on September 6, 2023 at 8:30 a.m. EDT to discuss the Company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing (833) 470-1428 or +1 (404) 975-4839 (international). The passcode for the live call is 156041. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure™ with local service, nationwide®. As a leading specialized distributor with a focus on water, wastewater, storm drainage and fire protection products, and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With approximately 320 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. Core & Main’s 4,500 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Core & Main Fiscal 2023 Second Quarter Earnings

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for municipal contracts; price fluctuations in our product costs; our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability and cost of freight; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of ESG and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our indebtedness and the potential that we may incur additional indebtedness; the limitations and restrictions in the agreements governing our indebtedness, the Second Amended and Restated Agreement of Limited Partnership of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Quarterly Report on Form 10-Q for the three months ended July 30, 2023); increases in interest rates and the impact of transitioning away from the London Interbank Offered Rate, generally to the Secured Overnight Financing Rate, as the benchmark rate in contracts; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; the significant influence that Clayton, Dubilier & Rice, LLC ("CD&R") has over us and potential conflicts between the interests of CD&R and other stockholders; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2023.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

Core & Main Fiscal 2023 Second Quarter Earnings

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended		Six Months Ended
	July 30, 2023	July 31, 2022	July 30, 2023	July 31, 2022

Net sales	$1,861	$1,861	$3,435	$3,459
Cost of sales	1,360	1,360	2,495	2,537
Gross profit	501	501	940	922
Operating expenses:
Selling, general and administrative	238	230	461	436
Depreciation and amortization	37	34	72	69
Total operating expenses	275	264	533	505
Operating income	226	237	407	417
Interest expense	22	17	39	30
Income before provision for income taxes	204	220	368	387
Provision for income taxes	40	38	71	68
Net income	164	182	297	319
Less: net income attributable to non-controlling interests	54	67	101	118
Net income attributable to Core & Main, Inc.	$110	$115	$196	$201

Earnings per share
Basic	$0.66	$0.69	$1.16	$1.20
Diluted	$0.66	$0.67	$1.15	$1.17
Number of shares used in computing EPS
Basic	167,312,292	167,876,179	169,474,741	167,708,034
Diluted	228,983,281	246,175,878	236,375,917	246,160,811

Core & Main Fiscal 2023 Second Quarter Earnings

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	July 30, 2023	January 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$20	$177
Receivables, net of allowance for credit losses of $12 and $9, respectively	1,231	955
Inventories	896	1,047
Prepaid expenses and other current assets	35	32
Total current assets	2,182	2,211
Property, plant and equipment, net	130	105
Operating lease right-of-use assets	184	175
Intangible assets, net	811	795
Goodwill	1,552	1,535
Deferred income taxes	91	—
Other assets	89	88
Total assets	$5,039	$4,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15	$15
Accounts payable	601	479
Accrued compensation and benefits	74	123
Current operating lease liabilities	56	54
Other current liabilities	96	55
Total current liabilities	842	726
Long-term debt	1,554	1,444
Non-current operating lease liabilities	129	121
Deferred income taxes	48	9
Payable to related parties pursuant to Tax Receivable Agreements	231	180
Other liabilities	22	19
Total liabilities	2,826	2,499
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 168,590,990 and 172,765,161 shares issued and outstanding as of July 30, 2023 and January 29, 2023, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 57,634,013 and 73,229,675 shares issued and outstanding as of July 30, 2023 and January 29, 2023, respectively	1	1
Additional paid-in capital	1,196	1,241
Retained earnings	447	458
Accumulated other comprehensive income	49	45
Total stockholders’ equity attributable to Core & Main, Inc.	1,695	1,747
Non-controlling interests	518	663
Total stockholders’ equity	2,213	2,410
Total liabilities and stockholders’ equity	$5,039	$4,909

Core & Main Fiscal 2023 Second Quarter Earnings

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Six Months Ended
	July 30, 2023	July 31, 2022
Cash Flows From Operating Activities:
Net income	$297	$319
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	75	73
Equity-based compensation expense	5	7
Other	5	(5)
Changes in assets and liabilities:
(Increase) decrease in receivables	(253)	(376)
(Increase) decrease in inventories	185	(298)
(Increase) decrease in other assets	—	(7)
Increase (decrease) in accounts payable	113	217
Increase (decrease) in accrued liabilities	(26)	9
Increase (decrease) in other liabilities	1	1
Net cash provided by (used in) operating activities	402	(60)
Cash Flows From Investing Activities:
Capital expenditures	(15)	(15)
Acquisitions of businesses, net of cash acquired	(151)	(42)
Proceeds from the sale of property and equipment	2	1
Net cash used in investing activities	(164)	(56)
Cash Flows From Financing Activities:
Repurchase and retirement of partnership interests	(473)	—
Distributions to non-controlling interest holders	(25)	(17)
Payments pursuant to Tax Receivable Agreements	(5)	—
Proceeds from issuance of common stock from employee equity plans	2	—
Payments for withholding tax on equity compensation plans	(1)	—
Borrowings on asset-based revolving credit facility	235	214
Repayments on asset-based revolving credit facility	(120)	(72)
Repayments of long-term debt	(8)	(8)
Debt issuance costs	—	(2)
Net cash (used in) provided by financing activities	(395)	115
Decrease in cash and cash equivalents	(157)	(1)
Cash and cash equivalents at the beginning of the period	177	1
Cash and cash equivalents at the end of the period	$20	$—

Cash paid for interest (excluding effects of interest rate swap)	$59	$27
Cash paid for taxes	61	62

Core & Main Fiscal 2023 Second Quarter Earnings

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the public offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Operating Cash Flow Conversion as net cash provided by (used in) operating activities divided by Adjusted EBITDA for the period presented. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

No reconciliation of the estimated range for Adjusted EBITDA, Adjusted EBITDA margin or Operating Cash Flow Conversion for fiscal 2023 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc. or cash provided by or used in operating activities, the most directly comparable GAAP measures, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Core & Main Fiscal 2023 Second Quarter Earnings

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions)	Three Months Ended		Six Months Ended
	July 30, 2023	July 31, 2022	July 30, 2023	July 31, 2022
Net income attributable to Core & Main, Inc.	$110	$115	$196	$201
Plus: net income attributable to non-controlling interest	54	67	101	118
Net income	164	182	297	319
Depreciation and amortization (1)	37	34	73	70
Provision for income taxes	40	38	71	68
Interest expense	22	17	39	30
EBITDA	$263	$271	$480	$487
Equity-based compensation	3	4	5	7
Acquisition expenses (2)	3	2	3	2
Offering expenses (3)	1	—	2	—
Adjusted EBITDA	$270	$277	$490	$496

Adjusted EBITDA Margin:
Net Sales	$1,861	$1,861	$3,435	$3,459
Adjusted EBITDA / Net Sales	14.5%	14.9%	14.3%	14.3%

(Amounts in millions)	Twelve Months Ended
	July 30, 2023	July 31, 2022
Net income attributable to Core & Main, Inc.	$361	$313
Plus: net income attributable to non-controlling interest	198	194
Net Income	559	507
Depreciation and amortization (1)	146	143
Provision for income taxes	131	110
Interest expense	75	55
EBITDA	$911	$815
Loss on debt modification and extinguishment	—	1
Equity-based compensation	9	12
Acquisition expenses (2)	6	6
Offering expenses (3)	3	2
Adjusted EBITDA	$929	$836

(1)Includes depreciation of certain assets which is reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.

(3)Represents costs related to secondary offerings reflected in SG&A expenses in our Statement of Operations.
Core & Main Fiscal 2023 Second Quarter Earnings

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions)	As of
	July 30, 2023	July 31, 2022
Senior ABL Credit Facility due July 2026	$115	$142
Senior Term Loan due July 2028	1,470	1,485
Total Debt	1,585	1,627
Less: Cash & Cash Equivalents	(20)	—
Net Debt	$1,565	$1,627
Twelve Months Ended Adjusted EBITDA	929	836
Net Debt Leverage	1.7x	1.9x

Core & Main Fiscal 2023 Second Quarter Earnings